Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         Allegheny Teledyne Incorporated
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             (Exact name of registrant as specified in its charter)

                                    Delaware
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          (State or other jurisdiction of incorporation or organization)

                                   25-1792394
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                     (I.R.S. Employer Identification Number)

                               1000 Six PPG Place
                            Pittsburgh, PA 15222-5479
                                 (412) 394-2800
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               (Address of Principal Executive Offices) (Zip Code)

         Allegheny Teledyne Incorporated Executive Deferred Compensation Plan
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                            (Full title of the plan)

                                  Jon D. Walton
                         Allegheny Teledyne Incorporated
              Senior Vice President, General Counsel and Secretary
                               1000 Six PPG Place
                            Pittsburgh, PA 15222-5479
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                       (Name address of agent for service)

                                 (412) 394-2836
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            (Telephone number, including area code, of agent for service)

                       Calculation of the Registration Fee
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
<
<

                                                             Proposed maximum
Title of each class                    Proposed maximum     aggregate offering
of securities to be   Amount to be    offering price per         price(1)        Amount of
    registered        registered(1)         unit                                registration fee
---------------------- -------------------- --------------------- --------------------- --------------------
---------------------- -------------------- --------------------- --------------------- --------------------
      Deferred
    Compensation           $40,000,000              N/A                 $40,000,000           $11,800.00
  Obligations(2)(3)
---------------------- -------------------- --------------------- --------------------- --------------------
(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the
     Securities Act.
(2)  The Deferred Compensation Obligations are unsecured obligations of
     Allegheny Teledyne Incorporated to pay deferred compensation in the future in accordance with the terms of the Allegheny Teledyne Incorporated
     Executive Deferred Compensation Plan.
(3)  Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration
     Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Allegheny Teledyne Incorporated Executive Deferred
     Compensation Plan.

                                  INTRODUCTION


         Allegheny Teledyne Incorporated (the "Corporation" or the "Registrant") is filing this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations (as defined below) would or should be considered "securities" or be subject to registration under the Securities Act of 1933, as amended (the "Securities Act"). The filing of this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

          (i) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A (Amendment No. 1);

          (ii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and

          (iii) Current Reports on Form 8-K dated January 30, 1998, March 12, 1998, March 17, 1998, April 4, 1998 and May 29, 1998.

         All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which withdraws from registration such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         The following summarizes the $40,000,000 of deferred compensation obligations ("Deferred Compensation Obligations") created pursuant to the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan (the "Plan"). This summary is qualified in its entirety by reference to the terms of the Plan filed as Exhibit 4 hereto and incorporated herein by reference.

         Certain members of management and other highly compensated employees of the Corporation and its subsidiaries are permitted to defer salary and bonuses, if any, pursuant to the Plan. When an employee makes a deferral election under the Plan, the Corporation retains the amount deferred and credits the value of such amount by book entry to an account maintained under the Plan for the employee of the Corporation or participating subsidiary of the

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

     Corporation. The Corporation then assumes a general, unsecured obligation to pay the employee (a "participant") in the future the deferred amount in accordance with the terms of the Plan under which salary or bonuses were deferred, as adjusted during the deferred period in accordance with applicable investment measures as selected by the participant.

         Payments of the Deferred Compensation Obligations will be made from the general assets of the Corporation, except to the extent payments are made pursuant to insurance policies owned and maintained by the Corporation as described below. Each participant is a general unsecured creditor of the Corporation with a claim against the Corporation for the amount the participant has deferred, as adjusted during the deferral period in accordance with the applicable investment measures as selected by the participant. The Deferred Compensation Obligations are unsecured general obligations of the Corporation and rank equally with other unsecured and subordinated indebtedness of the Corporation from time to time outstanding.

         Participants receive quarterly statements about their accounts under the Plan. The Corporation determines the investment measures available under the Plan. Each participant may elect to allocate the participant's account among the available measures and may change the allocation in accordance with the terms of the Plan.

         Participants may not assign or transfer the Deferred Compensation Obligations, other than by designating a beneficiary or beneficiaries to receive payment if a participant dies before receiving full payment of the amount credited to the participant's account, and the Deferred Compensation Obligations shall not be subject to alienation, encumbrance, garnishment, attachment, or execution by levy.

         Payment of Deferred Compensation Obligations generally is made at the time and in the manner elected by the participants at the time of the deferral election as permitted by the Plan. Payment elections for salary deferrals for a subsequent calendar year may be changed by filing a new election form on or before December 1 of the preceding calendar year. Bonus deferral elections are irrevocable and apply only to the bonus payable with respect to services performed during the calendar year for which the election is made Each participant (or, in the case of the participant's death, the participant's beneficiary) shall be entitled to receive a distribution under the Plan as soon as practicable following the participant's "Payment Eligibility Date". "Payment Eligibility Date" means the first day of the month following the end of the calendar quarter in which a participant terminates employment or dies. A participant receiving benefits under a short-term disability plan or on an approved leave of absence shall not be deemed to have terminated employment for the purposes of the Plan. The amount payable to a participant shall be the amount credited to the participant's account as of the participant's Payment Eligibility Date.

         Under the Plan, the Corporation will own and maintain one or more life insurance policies on the life of an insurable participant. If a participant dies at least 60 days following the first day of the month in which allocations are first made to the participant's Plan account and prior to the participant's Payment Eligibility Date, the participant's beneficiary will receive directly from the insurance company in a single lump sum an amount equal to the greater of (1) ten times the salary and bonus amounts allocated to such participant's account during the first 12 months in which the insurable participant receives allocations to the participant's account, and (2) two times the insurable participant's account balance as of the participant's date of death if the participant has not attained age 56 at the date of death or, if the insurable participant is age 56 or older at death, 1.5 times the insurable participant's account balance as of the participant's date

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
     of death. If a participant dies before the 60-day eligibility period, his or her beneficiary will receive only the balance in the participant's account as of the participant's Payment Eligibility Date.

         Any benefits otherwise payable with respect to an insurable participant under the Plan shall be reduced by the value of benefits received by the insurable participant's beneficiary under the insurance policy or policies. If a participant dies on or after the participant's Payment Eligibility Date, the participant's beneficiary will not receive benefits under the insurance policy or policies and any death benefits will be paid to the Corporation.

         A participant may take an earlier distribution at any time prior to his or her Payment Eligibility Date equal to 90% of the participant's account balance by filing a request with the Corporation. The remaining 10% are a penalty and forfeited by the participant to the Corporation. In addition, such participant would become ineligible to participate in the Plan for the remainder of the Plan year and the following Plan year.

         The Deferred Compensation Obligations are not convertible into securities of the Corporation, and participants have no voting rights with respect to the Deferred Compensation Obligations. The Deferred Compensation Obligations will not have the benefit of any negative pledge or other affirmative or negative covenant on the part of the Corporation. No trustee has been appointed having authority to take action with respect to the Deferred Compensation Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments to the Deferred Compensation Obligations, enforcing covenants and taking action upon any default.

     The Plan is administered by a Committee, consisting of at least three members, appointed by the Executive Vice President, Finance and Administration and Chief Financial Officer of the Corporation. Committee members serve without compensation for their services. The Committee has the full discretion to construe and interpret the terms and provision of the Plan, provided administration of the Plan is done in a uniform and nondiscriminatory manner and in accordance with laws applicable to the Plan. A member of a Committee is not permitted to vote or act upon any matter which relates solely to himself as a participant. The Committee may appoint a Plan administrator or any other agent, and delegate to such person such powers and duties in connection with administration of the Plan as the Committee may specify. The Corporation's Plan Oversight Committee has general oversight power with respect to the Plan's Committee.

     The Corporation's Plan Oversight Committee has the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, subject to ratification by the Personnel and Compensation Committee of the Corporation's Board of Directors. No such amendment, modification, suspension or termination, however, will reduce amounts then credited to a participant's account.

Item 5. Interests of Named Experts and Counsel.

         The validity of the securities of the Corporation being registered hereby has been passed upon by Melanie S. Cibik, Counsel - Corporate and Securities of the Corporation. As of June 30, 1998, Miss Cibik beneficially owned no shares of the Corporation's Common Stock.

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

         The consolidated financial statements of the Corporation incorporated by reference in the Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and herein. Such financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

         The consolidated statements of operation, shareholders' equity and cash flows of Teledyne, Inc. for the year ended December 31, 1995 incorporated by reference in the Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, as amended, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and herein. Such financial statements are incorporated herein by reference in reliance upon the report of Arthur Andersen LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article SEVEN of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders in accordance with the foregoing provisions of Section 102(b)(7).

         Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the Corporation if it is determined that the director or the officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article EIGHT of the Registrant's Restated Certificate of Incorporation provides that any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL.

         The Corporation has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Corporation in connection with the performance of their duties.

     Section 9.5.3 of the Plan provides that the Corporation shall indemnify and save harmless the Committee and each member thereof, the Plan Oversight Committee of the Corporation and each member thereof, the Chief Operating Officer, the Executive Vice President, Finance and Administration and Chief Financial Officer, the Director of Human Resources, and any delegate of the Committee who is an employee of the Corporation against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated by reference to other filings.

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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


                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 14, 1998.

                                        Registrant

                                        Allegheny Teledyne Incorporated


                                            /s/ Richard P. Simmons
                                        By: _________________________________
                                        Richard P. Simmons, Chairman,
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Capacity                            Date


/s/ Richard P. Simmons
________________________   Chairman, President and Chief      July 14, 1998
Richard P. Simmons         Executive Officer and a Director

/s/ James L. Murdy
________________________   Executive Vice President, Finance  July 14, 1998
James L. Murdy             and Administration and Chief
                           Financial Officer

/s/ Dale G. Reid
________________________   Vice President - Controller        July 14, 1998
Dale G. Reid               and Principal Accounting Officer

         *
________________________   Director                           July 14, 1998
Robert P. Bozzone

         *
________________________   Director                           July 14, 1998
Arthur H. Aronson

         *
________________________   Director                           July 14, 1998
Paul S. Brentlinger

         *
________________________   Director                           July 14, 1998
Frank V. Cahouet

         *
________________________   Director                           July 14, 1998
Diane C. Creel

         *
________________________   Director                           July 14, 1998
C. Fred Fetterolf

         *
________________________   Director                           July 14, 1998
Ray J. Groves

         *
________________________   Director                           July 14, 1998
W. Craig McClelland

         *
________________________   Director                           July 14, 1998
Robert Mehrabian

         *
________________________   Director                           July 14, 1998
William G. Ouchi

         *
________________________   Director                           July 14, 1998
Charles J. Queenan, Jr.

         *
________________________   Director                           July 14, 1998
George A. Roberts

         *
________________________   Director                           July 14, 1998
James E. Rohr


              /s/ Jon D. Walton
          By: _______________________________________
              Jon D. Walton, Attorney-in-Fact and Agent,
              pursuant to Power of Attorney filed as
              Exhibit 24

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on July 14, 1998.

                                      Plan

                                      Allegheny Teledyne Incorporated
                                      Executive Deferred Compensation Plan

                                          /s/ Richard D. Mercer
                                      By: _______________________________
                                      Richard D. Mercer
                                      Committee Member


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


                                  EXHIBIT INDEX

Exhibit
Number         Description

4 Allegheny Teledyne Incorporated Executive Deferred Compensation Plan, filed herewith.

5 Opinion of Counsel with respect to the legality of the Deferred Compensation Obligations being registered, filed herewith.

23.1           Consent of Ernst & Young LLP, filed herewith.

23.2           Consent of Arthur Andersen LLP, filed herewith.

23.3           Consent of Counsel (included in opinion filed as Exhibit 5).

24 Power of Attorney of certain officers and directors of the Corporation, filed herewith.


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